Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/27/2022	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS THIRD QUARTER 2022 RESULTS

•Global comparable sales increased nearly 10%, with growth across all segments

•U.S. comparable sales increased more than 6% for the quarter, marking the ninth consecutive quarter of comparable sales growth for the segment

•Digital Systemwide sales* in our top six markets were nearly $7 billion for the quarter, representing over a third of total Systemwide sales in those markets

CHICAGO, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2022.

“Our third quarter 2022 performance demonstrated broad-based business momentum as global comparable sales increased nearly 10%. I remain confident in our Accelerating the Arches strategy as our teams around the world continue to execute at a high level,” said McDonald’s President and Chief Executive Officer, Chris Kempczinski. “As the macroeconomic landscape continues to evolve and uncertainties persist, we are operating from a position of competitive strength. I also want to thank our franchisees, who have done a tremendous job navigating this environment, while providing great value to our customers.”

Third quarter financial performance:
•Global comparable sales increased 9.5%, reflecting positive comparable sales across all segments:
•U.S. increased 6.1%
•International Operated Markets segment increased 8.5%
•International Developmental Licensed Markets segment increased 16.7%
•Consolidated revenues decreased 5% (increased 2% in constant currencies).
•Systemwide sales increased 2% (9% in constant currencies).
•Consolidated operating income decreased 7% (increased 1% in constant currencies). Excluding $106 million of prior year gains related to the sale of McDonald’s Japan stock, consolidated operating income decreased 4% (increased 4% in constant currencies).
•Diluted earnings per share was $2.68, a decrease of 6% (flat in constant currencies). Excluding the prior year gains described above of $0.10 per share, diluted earnings per share decreased 3% (increased 4% in constant currencies).
•The Company declared a 10% increase in its quarterly cash dividend to $1.52 per share.

*Refer to page 4 for a definition of Systemwide sales.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended September 30,
	2022	2021
U.S.	6.1%	9.6%
International Operated Markets	8.5	13.9
International Developmental Licensed Markets & Corporate	16.7	16.7
Total	9.5%	12.7%

•U.S.: Comparable sales results benefited from strategic menu price increases and positive guest counts. Successful marketing promotions featuring the core menu and continued digital and delivery growth contributed to positive comparable sales results.

•International Operated Markets: Strong operating performance drove positive comparable sales across the segment, led by strong comparable sales in Germany, Australia and France.

•International Developmental Licensed Markets: The quarter reflected strong comparable sales driven by Brazil and Japan, partly offset by negative comparable sales in China due to continued COVID-19 related government restrictions.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,872.1	$6,201.3	(5)%	2%	$17,256.1	$17,213.8	—%	6%
Operating income	2,763.9	2,986.5	(7)	1	6,788.3	7,958.9	(15)	(9)
Net income	1,981.6	2,149.9	(8)	(1)	4,274.0	5,906.4	(28)	(23)
Earnings per share-diluted	$2.68	$2.86	(6)%	—%	$5.75	$7.86	(27)%	(22)%
Results for the quarter and nine months 2022 were negatively impacted by foreign currency translation due to the weakening of all major currencies against the U.S. Dollar.
Results for 2022 included the following:
•Pre-tax charges of $1,281 million, or $1.44 per share, for the nine months, related to the sale of the Company's business in Russia
•Pre-tax gain of $271 million, or $0.40 per share, for the nine months, related to the Company's sale of its Dynamic Yield business
•$537 million, or $0.72 per share, for the nine months, of nonoperating expense related to the settlement of a tax audit in France
Results for 2021 included the following:
•Net pre-tax gains of $106 million, or $0.10 per share, for the quarter and $339 million, or $0.33 per share, for the nine months, primarily related to the sale of McDonald's Japan stock
•$364 million, or $0.48 per share, for the nine months related to the remeasurement of deferred taxes as a result of a change in the U.K. statutory income tax rate

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended September 30,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$1,981.6	$2,149.9	(8)%	(1)%	$2.68	$2.86	(6)%	$—%
(Gains)/charges	—	(73.7)			—	(0.10)
Change in U.K. statutory tax rate	—	—			—	—
France tax settlement	—	—			—	—
Non-GAAP	$1,981.6	$2,076.2	(5)%	2%	$2.68	$2.76	(3)%	4%

	Nine Months Ended September 30,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$4,274.0	$5,906.4	(28)%	(23)%	$5.75	$7.86	(27)%	(22)%
(Gains)/charges	770.7	(243.4)			1.04	(0.33)
Change in U.K. statutory tax rate	—	(363.7)			—	(0.48)
France tax settlement	537.2	—			0.72	—
Non-GAAP	$5,581.9	$5,299.3	5%	11%	$7.51	$7.05	7%	12%
In constant currencies, results for both periods reflected strong operating performance driven by higher sales-driven Franchised margins. Company-operated margins were negatively impacted for both periods by the permanent restaurant closures in Russia and the temporary restaurant closures in Ukraine, as well as by inflationary cost pressures. The nine months also reflected an income tax benefit associated with global tax audit progression.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters and acts of war, terrorism or other hostilities (including restaurants temporarily closed due to COVID-19, as well as those that remain closed in Ukraine). Restaurants in Russia were treated as permanently closed as of April 1, 2022 and therefore excluded from the calculation of comparable sales beginning in the second quarter of 2022. Comparable sales exclude the impact of currency translation and the sales of any market considered hyper-inflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. This includes sales from digital channels, which are comprised of the mobile app, delivery and kiosk at both Company-operated and franchised restaurants. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2022.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on October 27, 2022. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with nearly 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on October 27, 2022. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2022	2021	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,124.8	$2,598.4	$(473.6)	(18)%
Revenues from franchised restaurants	3,671.2	3,510.2	161.0	5
Other revenues	76.1	92.7	(16.6)	(18)

TOTAL REVENUES	5,872.1	6,201.3	(329.2)	(5)

Operating costs and expenses
Company-operated restaurant expenses	1,779.6	2,108.4	(328.8)	(16)
Franchised restaurants-occupancy expenses	589.0	592.6	(3.6)	(1)
Other restaurant expenses	57.4	68.9	(11.5)	(17)
Selling, general & administrative expenses
Depreciation and amortization	93.3	84.1	9.2	11
Other	576.4	559.6	16.8	3
Other operating (income) expense, net	12.5	(198.8)	211.3	n/m
Total operating costs and expenses	3,108.2	3,214.8	(106.6)	(3)

OPERATING INCOME	2,763.9	2,986.5	(222.6)	(7)

Interest expense	306.2	293.7	12.5	4
Nonoperating (income) expense, net	(78.5)	1.4	(79.9)	n/m

Income before provision for income taxes	2,536.2	2,691.4	(155.2)	(6)
Provision for income taxes	554.6	541.5	13.1	2

NET INCOME	$1,981.6	$2,149.9	$(168.3)	(8)%

EARNINGS PER SHARE-DILUTED	$2.68	$2.86	$(0.18)	(6)%

Weighted average shares outstanding-diluted	739.5	752.6	(13.1)	(2)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2022	2021	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$6,540.0	$7,248.6	$(708.6)	(10)%
Revenues from franchised restaurants	10,460.8	9,693.8	767.0	8
Other revenues	255.3	271.4	(16.1)	(6)

TOTAL REVENUES	17,256.1	17,213.8	42.3	—

Operating costs and expenses
Company-operated restaurant expenses	5,508.6	5,947.0	(438.4)	(7)
Franchised restaurants-occupancy expenses	1,761.6	1,743.2	18.4	1
Other restaurant expenses	187.6	204.4	(16.8)	(8)
Selling, general & administrative expenses
Depreciation and amortization	279.0	243.2	35.8	15
Other	1,771.9	1,622.4	149.5	9
Other operating (income) expense, net	959.1	(505.3)	1,464.4	n/m
Total operating costs and expenses	10,467.8	9,254.9	1,212.9	13

OPERATING INCOME	6,788.3	7,958.9	(1,170.6)	(15)

Interest expense	884.1	890.2	(6.1)	(1)
Nonoperating (income) expense, net	417.7	48.6	369.1	n/m

Income before provision for income taxes	5,486.5	7,020.1	(1,533.6)	(22)
Provision for income taxes	1,212.5	1,113.7	98.8	9

NET INCOME	$4,274.0	$5,906.4	$(1,632.4)	(28)%

EARNINGS PER SHARE-DILUTED	$5.75	$7.86	$(2.11)	(27)%

Weighted average shares outstanding-diluted	743.0	751.9	(8.9)	(1)%
n/m Not meaningful